Exhibit 99.1

Protalix BioTherapeutics Appoints David Granot to its Board of Directors

Carmiel, Israel, August 13, 2018 /GlobeNewswire / Protalix BioTherapeutics, Inc. (NYSE American: PLX, TASE: PLX), announced today that the Company’s Board of Directors has appointed Mr. David Granot to serve on the Company’s Board of Directors, effective on August 9, 2018. In addition to Mr. Granot’s appointment as an independent director, he was also appointed to serve on the Company’s Audit Committee.

“We are very pleased to have David join our Board of Directors,” commented Shlomo Yanai, Chairman of Protalix’s Board of Directors. “He brings extensive financial and banking knowledge, as well as vast management and business experience, which will be a valuable contribution to the Board as Protalix continues to execute its strategic plan.”

Mr. Granot currently serves on the Board of Directors of Ormat Technologies, Inc. (NYSE:ORA). He also serves on the board of directors of Bezeq Israeli Telecommunication, Co. Ltd. (BEZQ:TASE) since May 22, 2012, where he served as temporary Acting Chairman, July 2017 through May 2018; Alrov Properties & Lodgings Ltd. (ALRPR:TASE); and Jerusalem Economy Ltd. (ECJM:TASE), each of which are Israeli public companies. He also serves on the board of directors of other privately-held companies. Until March 2013, he was a director of Harel Insurance Investments and Financial Ltd. and Chairman of the Nostro investment committee of Harel Insurance. From 2001 through 2007, he served as the Chief Executive Officer of the First International Bank of Israel Ltd, from 1998 through 2000 he served as the Chief Executive Officer of the Israel Discount Bank and from 1995 through 1998 he served as the Chief Executive Officer of the Israel Union Bank. Mr. Grant holds a B.A. in Economics and an MBA, both from the Hebrew University of Jerusalem.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012 and, subsequently, by the regulatory authorities of other countries. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights. Protalix’s development pipeline includes the following product candidates: pegunigalsidase alfa, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; OPRX-106, an orally-delivered anti-inflammatory treatment; alidornase alfa for the treatment of Cystic Fibrosis; and others. Protalix partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  The terms “expect,” “anticipate, “believe,” “estimate,” “project,” “plan,” “should” and “intend” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk, and various factors may cause differences between our expectations and actual results as discussed in greater detail in our filings with the Securities and Exchange Commission. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact

Marcy Nanus
Solebury Trout
646-378-2927
mnanus@soleburytrout.com

Source: Protalix BioTherapeutics, Inc.